EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE


              CELLULAR COMMUNICATIONS INTERNATIONAL, INC. ANNOUNCES
                  3-FOR-2 STOCK SPLIT BY WAY OF STOCK DIVIDEND


     New York, New York (March 19, 1998) - Cellular Communications International, Inc. ("CCII") (Nasdaq: CCIL) announced today that its Board had declared a 3-for-2 stock split by way of stock dividend with respect to its Common Stock. The record date for this dividend is April 1, 1998 and the payment date is April 14, 1998. If a stockholder is contemplating a sale from the record date to the payment date, the stockholder should consult the stockholder's broker or other financial advisor as to the stockholder's entitlement to the shares to be issued. No fractional shares will be issued, but in lieu thereof the Company will pay a cash adjustment in respect of such fraction.

     CCII has approximately 10.96 million shares  outstanding,  and after giving
effect  to  the  stock  split,   approximately  16.44  million  shares  will  be
outstanding.

     The Company's activities to date have focused on participating in strategic joint ventures with other companies to acquire and operate overseas cellular telephone systems. Currently, CCII's primary asset is its participation in Omnitel Pronto Italia, the second cellular licensee in Italy, which began offering commercial service in December 1995 and currently has approximately 3,000,000 subscribers.




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For further information,  please contact: Richard J. Lubasch or Jeffrey G. Wyman at (212)906-8480.